EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
September 4, 2012

RODERICK R. BATY, CHAIRMAN AND CEO OF NN, INC. ANNOUNCES PLAN FOR RETIREMENT

Johnson City, Tenn., September 4, 2012 –The Board of Directors of NN, Inc. (NASDAQ: NNBR)  today announced that Chairman and Chief Executive Officer, Roderick R. Baty has informed the Board that he will retire by the Company’s next annual meeting of stockholders to be held in May of 2013.  Mr. Baty will also step down from the Board at that time.

On behalf of the Board of Directors, Ron Morris, Director and Audit Committee Chairman said, “We would like to extend our gratitude to Rock for his outstanding leadership during his tenure as CEO and Chairman of the Board of NN. Under his guidance and strategic vision, NN has grown from a small domestic company with three manufacturing locations, 400 employees and $75 million in sales to a multinational Company with 10 global manufacturing locations, over 2,000 employees and sales in excess of $424 million.  Despite sometimes trying economic times, NN has emerged strong and well positioned to continue to grow and provide exceptional service and products to our global customers.”

Mr. Baty commented, “My decision to retire is solely based upon my desire to spend more time with my family and to further pursue my work with charitable causes.  I feel blessed to have been a part of this wonderful organization and to have been afforded the opportunity to play a leadership role in the success NN has enjoyed over the last 15 years.  The expansion and operational success we have achieved would not have been possible without the strong leadership from our board of directors and management team, as well as the unwavering dedication of our more than 2,000 employees.”

As part of an existing written succession plan, the Board has formed a search committee and has engaged a firm to assist the committee in leading a comprehensive search to determine Mr. Baty’s successor.  Both internal and external candidates will be considered.  Mr. Baty will work with the Board to assure a smooth and successful transition.

Mr. Baty has served as President and Chief Executive Officer since July 1997.  In September of 2001 he was elected Chairman of the Board.  He joined NN in July 1995 as Vice President and Chief Financial Officer and was elected to the Board of Directors in 1995.  Prior to joining NN, Mr. Baty served as President and Chief Operating Officer of Hoover Precision Products from 1990 until January 1995, and as Vice President and General Manager of Hoover Group from 1985 to 1990.

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2011.